UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2007

TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28316	72-1252405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Southwest Freeway, Suite 2950, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 780-9926

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition

On July 30, 2007, Trico Marine Services, Inc. (the “Company”) issued a press release announcing its earnings for the three months ended June 30, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 8.01

Other Events

On July 30, 2007, the Company also announced that its Board of Directors has authorized the repurchase of up to $100 million of its common stock from time to time in open market transactions, including block purchases, or in privately negotiated transactions.  The stock may be purchased on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available cash on hand and other factors. At current market prices, approximately 20% of the Company’s 14.9 million outstanding shares could be repurchased under this program. Trico expects that such repurchases may be made at any time during the next 12 to 18 months.

The repurchase program does not include specific price targets or timetables and may be modified or suspended at any time and could be terminated prior to completion. The repurchase program is subject to compliance with federal regulations limiting foreign ownership of the Company’s shares. Repurchased shares will be added to the Company’s treasury stock, and could be used for employee benefit plans, future acquisitions or other corporate purposes.

Item 9.01

Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press release issued by Trico Marine Services, Inc. dated July 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

July 31, 2007	By:	/s/ Rishi Varma
Chief Administrative Officer, Vice President and General Counsel